SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Resource Credit Income Fund

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

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Subject: Follow Up: Role of Broadridge

Dear [Name],

In response to your [below email/phone message], Resource Alternative Advisor, LLC (Resource), the investment adviser to the Resource Credit Income Fund (the CIF), has engaged Broadridge to serve as the proxy solicitor in connection with the proposed change in the CIF’s investment adviser from Resource to Sierra Crest Investment Management LLC (see the proxy attached). Broadridge is sending letters and making calls to remind investors to vote on the proxy that was sent in early August. The CIF is asking shareholders to approve Sierra Crest, an affiliate of BC Partners, as the CIF’s new investment adviser. Broadridge will continue to contact investors until they vote. Investors have three options: for, against and abstain. Shareholders should read the proxy prior to voting. Voting is quick and easy and can be accomplished via the Internet at www.proxyvote.com, over the phone by calling 855-973-0089 or by returning the proxy card investors received via US Mail.

I also attach a brief overview of the proxy and Sierra Crest. The summary is Broker Dealer Use Only and cannot be shared with investors.

If you would like to schedule time to talk to Mike Terwilliger or investment team members at Sierra Crest, please let me know.

[Best/Regards]

NAME

TITLE

Direct: 866-545-7759

Sales Desk: 866-773-4120

Fax: 215-761-0431

1845 Walnut Street, 17th Floor | Philadelphia, PA 19103 | www.resourcealts.com

Subject to the approval of the shareholders, Sierra Crest Investment Management LLC (“Sierra Crest”) is expected to become the investment adviser for the Resource Credit Income Fund (the “Fund”) in late 3Q 2020. In response to the inquiries we have been receiving, we thought it made sense to provide you with a brief overview of Sierra Crest.

Overview of Sierra Crest

Sierra Crest is an affiliate of BC Partners Advisors L.P. (“BC Partners”), which has an over 30-year history investing across Europe and North America and has approximately $25 billion in assets under management in private equity, private credit and real estate strategies. BC Partners operates a private equity investment platform, a credit investment platform (“BCP Credit”) and a real estate investment platform as fully integrated businesses. Sierra Crest’s investment activity takes place within the BCP Credit platform. Integration with the broader BC Partners platform allows BCP Credit to leverage a team of investment professionals across its private equity platform including its operations team. BC Partners has remained an independent partnership since its early days as a pan European private equity manager. Its entrepreneurial spirit is ingrained in the culture of its organization and evident across its three complementary and integrated businesses. In 2019, Blackstone Alternative Asset Management acquired a passive, minority investment in BC Partners.

BCP Credit

The BCP Credit team comprises 16 individuals led by Ted Goldthorpe. Previously, Ted was on the Management Committee at Apollo and ran the U.S. Opportunistic Credit business and oversaw their Private Originations platform, making the same types of investments that the BCP Credit platform does today. Prior to Apollo, Ted worked at Goldman Sachs in the Special Situations Group, which invested the bank’s own balance sheet capital. The BCP Credit team comprises individuals with experience from best-in-class institutions including Apollo Global Management, LLC, The Blackstone Group Inc., The Carlyle Group L.P., and Goldman, Sachs & Co.

Furthermore, Michael Terwilliger, the Fund’s Lead Portfolio Manager, is expected to continue to act as portfolio manager to the Fund once Sierra Crest assumes its new role as investment adviser.

We believe that the Fund’s relationship with Sierra Crest will afford the Fund increased investment opportunities given the breadth of the platform, which may result in increased investment portfolio diversification.

Additional information regarding Sierra Crest, the special meeting of the Fund’s shareholders and the proposal to approve a new management agreement between Sierra Crest and the Fund can be found in the proxy statement that has already been mailed to shareholders. You may review and obtain copies of the proxy statement at no cost by contacting us. A copy of the Proxy Statement (including the proposed new management agreement) and Proxy Voting Ballot are available at www.resourcealts.com. Copies may also be obtained through the SEC’s website.

To learn more about Resource Credit Income Fund, visit www.resourcealts.com or call (866) 773-4120.

Risk disclosures

There is no guarantee that the Fund will achieve its objectives, generate profits, or avoid losses. Distributions are not guaranteed.

An investor should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. To obtain a prospectus containing this and other information, please call (866) 773-4120 or download the file from http://www.ResourceAlts.com. Read the prospectus carefully before you invest.

The Fund is distributed by ALPS Distributors, Inc. (ALPS Distributors, Inc. 1290 Broadway, Suite 1100, Denver, CO 80203). Resource Alternative Advisor, LLC (the Fund's investment adviser), its affiliates, and ALPS Distributors, Inc. are not affiliated.

Investing involves risk. Investment return and principal value of an investment will fluctuate, and an investor’s shares, when redeemed, may be worth more or less than their original cost. Alternative investment funds, ETFs, interval funds, and closed-end funds are subject to management and other expenses, which will be indirectly paid by the Fund. Debt instruments are subject to credit risk and interest rate risk and may be subordinated to more senior debt instruments. BDCs often use leverage to enhance returns and are subject to interest rate risk, credit risk, and liquidity risk. CLOs are debt instruments but also carry additional risks related to the complexity and leverage inherent in the CLO structure. The use of leverage, such as borrowing money to purchase securities, will cause the Fund to incur additional expenses and magnify the Fund’s gains or losses.

There currently is no secondary market for the Fund’s shares and the Fund expects that no secondary market will develop. Shares of the Fund will not be listed on any securities exchange, which makes them inherently illiquid. An investment in the Fund’s shares is not suitable for investors who cannot tolerate risk of loss or who require liquidity, other than the liquidity provided through the Fund’s repurchase policy. Limited liquidity is provided to shareholders only through the Fund’s quarterly repurchase offers, regardless of how the Fund performs. The Fund’s distributions policy may, under certain circumstances, have certain adverse consequences to the Fund and its shareholders because it may result in a return of capital, resulting in less of a shareholder’s assets being invested in the Fund, and, over time, increase the Fund’s expense ratio. Any invested capital that is returned to the shareholder will be reduced by the Fund’s fees and expenses, as well as the applicable sales load. Investments in lesser-known, small and medium capitalization companies may be more vulnerable than larger, more established organizations. The sales of securities to fund repurchases could reduce the market price of those securities, which in turn would reduce the Fund’s NAV.

RRE001245

FOR BROKER-DEALER USE ONLY. NOT FOR USE WITH INVESTORS.